Item 3.1
AMENDMENT NO. 1
TO
AMENDED AND RESTATED
BYLAWS
OF
NATIONAL HEALTH INVESTORS, INC.

As adopted April 27, 2023

The Amended and Restated Bylaws (the “Bylaws”) of National Health Investors, Inc. which were approved by the Board of Directors on February 17, 2023 are hereby amended as follows:

1.    Section 1.03 of the Bylaws is hereby replaced with the following, which is marked to show what is being deleted from the original:

1.03.    SPECIAL MEETINGS. The Chairperson of the Board (if any), the President or a majority of the Board of Directors may call special meetings of the Stockholders. Special meetings of the Stockholders shall also be called by the Secretary upon the written request of the holders of Shares entitled to cast not less than 25% of all the votes entitled to be cast at such meeting. Such request shall state the purpose or purposes of such meeting and the matters proposed to be acted on thereat. ~~Following the receipt of any such request, the Secretary shall inform such requesting Stockholders of the reasonably estimated costs of preparing and mailing a notice with respect to the proposed meeting and, upon payment to the Corporation of such costs, the Secretary shall prepare such notice and provide it to each Stockholder entitled to vote at such meeting or entitled to notice by statute. The Secretary shall not be required to call a special meeting requested by Stockholders in accordance with this Section unless the applicable Stockholders pay such costs to the Corporation.~~ The date, time, place (if any) and record date for any such special meeting, including a meeting called at the request of Stockholders, shall be established by the Board of Directors or Officer calling the same.  The Corporation may postpone, reschedule, or cancel any special meeting of Stockholders previously scheduled by the Board of Directors.

2.    Except as herein amended, the terms and provisions of the Bylaws shall remain in full force and effect.

Approved by unanimous written consent by the Board of Directors on April 27, 2023.

/s/ Susan V. Sidwell___________
Susan V. Sidwell
Secretary of the Corporation